Letter from Kody Newland to Shareholders

Dear Shareholders, Employees and Friends:

Throughout my tenure at NutraCea and especially in the last few months, I have received many emails and calls expressing your support and encouragement, for which I am truly grateful. In addition, some of you have raised questions, which I would like to address as best I can.

Common requests have been for more information regarding sales efforts and whether or not we will make our canister products available in retail stores. For clarity, we have not pursued retail sales due to the additional costs that we would incur such as substantial advertising and stocking fees. Entering the retail market would require us to drive the customer to the retail shelf and, frankly, this is not an area that we currently intend to pursue. More importantly, we do not want to compete with NutraCea's ingredient customers because our goal is that they use our ingredients in their finished products rather than developing our own.

Serving as the Senior Vice President of Sales for NutraCea, I am responsible for all domestic and international sales activities. This includes the management of several distributors and consultants across the globe, as well as two direct reports, who help manage the various regions and markets we currently serve. Matthew Butler is our Vice President of Sales, responsible for all USA distributors and global animal nutrition sales. Matthew has three domestic regional directors reporting to him, as well as one international sales agent. Jerry Eggenberger is our Vice President of Domestic Food Ingredients and is internationally responsible for all private label product sales. Jerry presently has a product manager reporting to him, and two sales representatives to assist with growing our private label cereal and private label rice bran oil products.

NutraCea's core business, as I alluded to earlier, is as an ingredient supplier to both human food and animal nutrition markets. Although we have some branded nutraceutical lines, our core business is as an ingredient supplier. We have and intend to continue to increase NutraCea's focus toward stabilized rice bran based ingredient markets as we believe that this focus helps set the stage for our goal of long-term sustainable growth. NutraCea's distinctive value to customers is in our application research and development and the uniqueness of our products. Currently, we believe that our key markets for stabilized rice bran are its use in meat applications, rice bran oil, specialty baking, cereals and animal nutrition. We continue to discover new markets and uses for our stabilized rice bran and value added products and we believe that our target markets should expand as we grow.

NutraCea launched the brand name RiBran in June of 2008 after receiving USDA and FSIS approval of stabilized rice bran inclusion in meat. Current applications are in emulsified meats (hot dogs, bologna, sausages, ham, etc.), course ground meats (beef patties, chicken nuggets, beef sticks, etc.) and meat analog (non-meat products, meat substitutes). The functionality of RiBran is a key selling feature with a moisture absorption capacity of 3:1, substantial reduction in purge and significant increase in margin by replacing other functional ingredients or extending existing formulations. Increased functionality is not the only benefit; we believe that RiBran also improves the quality of the end product. Many manufacturers also like the nutritional profile as it contains a significant quantity of antioxidants. Since June of 2008, RiBran has been sold in every continent of the world except Africa and Antarctica and included in approximately 48 million pounds of meat. We anticipate steady and increased sales in this channel based on current market conditions.

Private label products also present a substantial opportunity for NutraCea with cereal products and rice bran oil. Baby cereal is a great opportunity as the National Association for the Specialty Food Trade, Mintel International and SPINS recently reported that specialty baby food sales grew 69% between 2006 and 2008, the largest growth in the specialty food market. At the end of March, Jerry Eggenberger attended the EPPS Private Label Foods Conference in Itasca, IL to promote baby cereal and other private label products. Most of the major national grocery chain outlets were represented, with a combined potential to reach up to 10,000 retail outlets. Within a week of announcing our attendance, all appointment slots were completely booked.

NutraCea's private label baby cereal has already been launched in China with an order of 13 containers to a major health food marketer arriving the second week in May. That order was for 229,320 canisters! On a recent trip to China, we entered into discussions with Bright Food Group to introduce NutraCea's baby cereal through some of its 12,000 point of sale outlets, which range from big box wholesale clubs, to grocery stores to convenience marts.

On the animal nutrition side, we have received several emails in regards to Purina's announcement to reformulate many existing products with their Amplify® Nugget. Dr. Randel Raub with Purina Mills recently stated that, "NutraCea is a primary ingredient in the new Amplify® Nugget." For further information, please visit Purina's website at www.purinadifference.com.

Other Developments: In late March, we attended the Fi China 2009 conference in Shanghai, China. On this trip, we met with Bright Food Group, multiple distributors, and some of the world's largest meat processors.

On March 30th we attended a Chinese press conference hosted by Bright Food Group announcing our joint venture that was formed with the intention of building the largest RBO facility in the world. Also announced at the press conference was the introduction of cereal beverages containing NutraCea RiSolubles. These beverages were created by ALKO (www.alko.nl). ALKO is one of the world's premier research and manufacturing companies of major brand name specialty beverages.

Since some of largest meat processors in the world are in China, NutraCea has enlisted the services of two distributors focused on serving China's meat industry. One of our two new China distributors is Mackessen-Shanghai who presently has over 200 existing meat ingredient customers, owns 2 meat factories that produce 100 tons of meat per day, owns two meat laboratories with 12 meat application specialists, and owns four distribution outlets located in north, central and southern China. Mackessen-Shanghai has already purchased containers of RiBran from NutraCea. The other distributor is Oriental Rhein based out of Beijing with multiple locations throughout China. Oriental Rhein distributes products to some of the largest meat processors in China. We believe that these distributors are well positioned to assist with the introduction of RiBran into China's meat industry.

Again, I appreciate your continued support and encouragement and hope that this letter has answered many of your questions. As we make continued progress on sales efforts, I will communicate information as I am able. Please understand that the confidential nature of NutraCea’s business sometimes precludes us from sharing detailed information. We generally execute non disclosure agreements (NDA) with customers and simply cannot discuss products which contain NutraCea ingredients and any information regarding formulas. To maintain communication, I anticipate sending updates elaborating on sales efforts and successes after each conference call.

Best regards,

Kody Newland,
Senior VP of Sales

Forward-Looking Statements

This letter contains a number of forward-looking statements, including statements regarding NutraCea’s intended sales efforts, achievement of long-term growth, expansion of target markets for stabilized rice bran, expectations regarding sales of stabilized rice bran products for inclusion in meat products, introduction of stabilized rice bran sales for China’s meat industry, opportunity for further sales with respect to baby cereal products, both domestically and internationally ,and prospects for the venture with Bright Food Group. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. NutraCea does not undertake to update forward-looking statements made in this letter to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.